Exhibit 10.12

AMENDMENT NO. 2

TO THE

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2008 RESTRICTED SHARE PLAN FOR NON-EMPLOYEE TRUSTEES

WHEREAS, Pennsylvania Real Estate Investment Trust (the “Trust”) established the Pennsylvania Real Estate Investment Trust 2008 Restricted Share Plan for Non-Employee Trustees (the “Plan”) to provide originally for automatic grants to each of its Non-Employee Trustees of 1,000 restricted shares of beneficial interest in the Trust (“Restricted Shares”), commencing January 30, 2008;

WHEREAS, the Board of Trustees, at its May 29, 2008 meeting, authorized the amendment of the Plan to provide that annual awards for each Non-Employee Trustee would be in the form of Restricted Shares equal in value to $55,000, which amendment is represented by the resolutions of the Board adopted on that date;

WHEREAS, as a result of a decrease in the value of PREIT common shares prior to any award under the Plan as so amended, the Plan was automatically suspended due to an insufficient number of shares subject thereto; and

WHEREAS, pursuant to Section 9(a) of the Plan, the Board may amend the Plan, subject to certain inapplicable limitations, at any time; and

WHEREAS, the Board, at its May 28, 2009 meeting, rescinded the amendment referred to above and authorized the amendment of the Plan as set forth below;

NOW THEREFORE, effective as of January 28, 2009, Section 7(a) and Section 7(c) of the Plan are hereby amended to read in their entirety as follows:

7.	Grants

(a)	Automatic Grant of Restricted Shares. As of May 28, 2009 and, thereafter, as of the first business day following the Annual Meeting of Shareholders of the Trust (or, if Shares do not trade on such business day, then as of the first trading day thereafter), 2,000 Restricted Shares shall be issued automatically to each Non-Employee Trustee for no payment.

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(c)

Restrictions. Except as otherwise specifically provided by the Plan, Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and if the Participant ceases to be a member of the Board for any reason, must be forfeited to the Trust. For grants made in 2008, these restrictions will generally lapse with respect to one-third of the Restricted Shares on each of the first three anniversaries following the grant date (or, if such anniversary is not a trading day, the trading day next preceding such anniversary) as specified in the

Participant’s Restricted Share Agreement. For grants made after December 31. 2008, these restrictions will generally lapse with respect to one-third of the Restricted Shares on May 1 of each year following their grant date (or, if such May 1 is not a trading day, the trading day next preceding such May 1). However, such restrictions will immediately lapse in full upon the Participant’s death or Disability. Upon the lapse of the restrictions, Shares will cease to be Restricted Shares for purposes of the Plan. The Board may at any time accelerate the time at which the restrictions on all or any part of any of the Restricted Shares will lapse.

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Except for the amendments hereinabove set forth, the terms of the Plan are reconfirmed. The foregoing amendments are not intended, and shall not be construed, to alter the terms of the Restricted Shares granted under the Plan in 2008.

IN WITNESS WHEREOF, the Trust has caused these presents to be duly executed as of May 28, 2009.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Executive Vice President and General Counsel